EXHIBIT 23.3

Consent of Independent Auditors

The Board of Directors
LESCO, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Agreement between LESCO, Inc. and Brett Barthel, the Stock Option Agreement between LESCO, Inc. and Farrukh Humayan, the Stock Option Agreement between LESCO, Inc. and Kathleen M. Minahan and the Stock Option Agreement between LESCO, Inc. and Michael A. Weisbarth of our report dated February 1, 2003, with respect to the consolidated financial statements of LESCO, Inc. as of December 31, 2002 and for the two years then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
May 27, 2004